EXHIBIT 99.1

PILGRIM’S PRIDE CORPORATION
INCREASES FOURTH QUARTER EARNINGS GUIDANCE

REPORTS RECEIPT OF INSURANCE PROCEEDS

ANNOUNCES FOURTH FISCAL QUARTER’S CONFERENCE CALL FOR NOVEMBER 8, 2004

PITTSBURG, Texas #@*#225; October 18, 2004#@*#225;Pilgrim’s Pride Corporation (NYSE: PPC) today announced that it is raising its previously issued earnings guidance for its fourth quarter of fiscal 2004 to $1.02 to $1.07 per share. Included in the updated guidance is a non-recurring recovery of $23.8 million, or $0.22 per share net of tax. Excluding this non-recurring recovery, fourth quarter earnings are still expected to exceed previously issued guidance and be $0.80 to $0.85 per share versus the $0.70 to $0.80 per share previously communicated by the Company. The Company is providing this information because it believes some investors may be interested in earnings excluding the benefit of this non-recurring recovery.

The Company announced today that it has received the remaining $34 million due under a $50 million products recall insurance policy. Collections under this policy result from the recall of certain deli meats in October 2002. As had been disclosed by the Company in previous public filings, it had previously recorded a $10.2 million receivable from its insurance company related to $26.7 million in direct recall related expenses incurred, net of the deductible amount of $0.5 million and the $16.0 million advance payment from the Company's insurer, as a component of "Current Assets - Trade accounts and other receivables." Accordingly, this quarter’s collection, which accompanied a release from the insurance company of its previous stated reservations of rights, results in $23.8 million being reflected in the fourth quarter of fiscal 2004 results from operations, or $0.22 per share net of tax.

"We are pleased that the recurring results of our business operations have continued to perform better than our previously issued guidance and expectations. Further, we are pleased that this chapter of the October 2002 deli meats recall is now closed and that the Company has finally received the full policy amounts due it under the policy," stated O.B. Goolsby, President and Chief Executive Officer of the Company.

A conference call to discuss the Company's annual and fourth quarter of fiscal 2004 financial results will be held at 10:00 a.m. CST (11:00 a.m. EST) on November 8, 2004. To listen live via telephone, call 800-391-2548, verbal pass code VG495227. The call will also be webcast live on the Internet at  http://www.firstcallevents.com/service/ajwz410412177gf12.html. The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available beginning at 2:00 p.m. CST on November 8 through November 15 at 800-355-2355 pass code 495227#.

Pilgrim's Pride Corporation is the second-largest poultry producer in the United States and Mexico and the largest chicken producer in Puerto Rico. Pilgrim's Pride employs more than 40,000 people and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, California, Iowa, Mississippi, Utah and Wisconsin.

Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico.

For more information, please visit www.pilgrimspride.com

Forward-Looking Statements:
Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management, including the earnings guidance for the fourth quarter of fiscal 2004, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward- looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the company's poultry products; matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra's chicken business or realize the associated cost savings and operating synergies currently anticipated; inability to recognize the anticipated cost savings and anticipated benefits in connection with our turkey division restructuring; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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For further information contact:
Sondra Fowler
      Pilgrim's Pride Corporation
      (903) 855 4195